Exhibit 99.2
McDonald's Corporation
Supplemental Information
Quarter and Year Ended December 31, 2014

SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to the results of McDonald's Corporation for the quarter and year ended December 31, 2014. This exhibit should be read in conjunction with Exhibit 99.1.

Impact of Foreign Currency Translation
While changes in foreign currency exchange rates affect reported results, McDonald's mitigates exposures, where practical, by purchasing goods and services in local currencies, financing in local currencies and hedging certain foreign-denominated cash flows. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results, because they believe this better represents the Company's underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.
IMPACT OF FOREIGN CURRENCY TRANSLATION
Dollars in millions, except per share data

			Currency Translation Benefit/ (Cost)

Quarters Ended December 31,	2014	2013	2014
Revenues	$6,572.2	$7,093.2	$(445.0)
Company-operated margins	620.0	815.6	(48.2)
Franchised margins	1,854.1	1,927.2	(92.3)
Selling, general & administrative expenses	662.5	627.8	23.2
Operating income	1,751.7	2,200.4	(112.8)
Net income	1,097.5	1,397.0	(77.6)
Earnings per share-diluted	$1.13	$1.40	$(0.08)

			Currency Translation Benefit/ (Cost)

Years Ended December 31,	2014	2013	2014
Revenues	$27,441.3	$28,105.7	$(570.4)
Company-operated margins	2,881.0	3,295.6	(59.5)
Franchised margins	7,574.7	7,607.1	(118.8)
Selling, general & administrative expenses	2,487.9	2,385.6	21.2
Operating income	7,949.2	8,764.3	(151.6)
Net income	4,757.8	5,585.9	(113.5)
Earnings per share-diluted	$4.82	$5.55	$(0.12)
The impact of foreign currency translation on consolidated operating results for the quarter reflected the weaker Euro, Russian Ruble and Australian Dollar. The year was impacted by the weaker Russian Ruble, Australian Dollar and certain other currencies, partly offset by the stronger British Pound.

Net Income and Diluted Earnings per Share
For the quarter, net income decreased 21% (16% in constant currencies) to $1,097.5 million, and diluted earnings per share decreased 19% (14% in constant currencies) to $1.13. Foreign currency translation had a negative impact of $0.08 on diluted earnings per share.
For the year, net income decreased 15% (13% in constant currencies) to $4,757.8 million, and diluted earnings per share decreased 13% (11% in constant currencies) to $4.82. Foreign currency translation had a negative impact of $0.12 on diluted earnings per share.
The following items, which total $0.13 and $0.54 per share for the quarter and year, respectively, negatively impacted diluted earnings per share by 9% (10% in constant currencies) for the quarter and 10% (10% in constant currencies) for the year:

•
$0.04 and $0.31 per share for the quarter and year, respectively, due to an increase in tax reserves for 2003-2010 resulting from an unfavorable lower tax court ruling in a foreign tax jurisdiction, as well as an increase in tax reserves related to audit progression in other foreign tax jurisdictions.

•
$0.09 and $0.23 per share for the quarter and year, respectively, due to the estimated impact of the previously-disclosed supplier issue in China. In mid-July, food quality issues were discovered at a supplier to McDonald's and other food companies in China. As a consequence, results in China, Japan and certain other markets were negatively impacted due to lost sales and profitability, including expenses associated with customer recovery efforts.

For the year, excluding the impact of these items, diluted earnings per share would have been down 3% (1% in constant currencies) compared to the prior year.  This supplemental information is provided to assist investors in understanding the impact of recent events on the Company's results.
During the quarter, the Company repurchased 10.9 million shares of its stock for $1.0 billion, bringing total purchases for the year to 33.1 million shares or $3.2 billion. In addition, the Company paid a quarterly dividend of $0.85 per share or $820.8 million, bringing the total dividends paid for the year to $3.2 billion.

Revenues
Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales along with minimum rent payments and initial fees. Revenues from franchised restaurants that are licensed to affiliates and developmental licensees include a royalty based on a percent of sales and generally include initial fees.
REVENUES
Dollars in millions

Quarters Ended December 31,	2014	2013	(Decrease)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,079.7	$1,114.7	(3)%	(3)%
Europe	1,784.2	2,093.6	(15)	(1)
APMEA*	1,248.4	1,338.7	(7)	(4)
Other Countries & Corporate**	184.4	197.3	(7)	1
Total	$4,296.7	$4,744.3	(9)%	(2)%

Franchised revenues
U.S.	$1,066.1	$1,076.7	(1)%	(1)%
Europe	783.6	827.4	(5)	2
APMEA	262.4	272.2	(4)	3
Other Countries & Corporate	163.4	172.6	(5)	12
Total	$2,275.5	$2,348.9	(3)%	2%

Total revenues
U.S.	$2,145.8	$2,191.4	(2)%	(2)%
Europe	2,567.8	2,921.0	(12)	0
APMEA	1,510.8	1,610.9	(6)	(3)
Other Countries & Corporate	347.8	369.9	(6)	6
Total	$6,572.2	$7,093.2	(7)%	(1)%

Years Ended December 31,	2014	2013	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$4,351.3	$4,512.3	(4)%	(4)%
Europe	7,807.8	8,137.7	(4)	0
APMEA	5,270.4	5,424.8	(3)	(2)
Other Countries & Corporate	739.8	799.4	(7)	(1)
Total	$18,169.3	$18,874.2	(4)%	(1)%

Franchised revenues
U.S.	$4,299.7	$4,339.0	(1)%	(1)%
Europe	3,269.6	3,162.1	3	3
APMEA	1,054.0	1,052.4	0	5
Other Countries & Corporate	648.7	678.0	(4)	9
Total	$9,272.0	$9,231.5	0%	2%

Total revenues
U.S.	$8,651.0	$8,851.3	(2)%	(2)%
Europe	11,077.4	11,299.8	(2)	1
APMEA	6,324.4	6,477.2	(2)	(1)
Other Countries & Corporate	1,388.5	1,477.4	(6)	4
Total	$27,441.3	$28,105.7	(2)%	0%

*	APMEA represents Asia/Pacific, Middle East and Africa.

**	Other Countries & Corporate represents operations in Canada and Latin America, as well as Corporate activities.

•
Revenues: Revenues decreased 7% (1% in constant currencies) for the quarter and decreased 2% (0% in constant currencies) for the year, reflecting the impact of negative comparable sales, partially offset by expansion.

•
U.S.: Revenues decreased for the quarter and year due to negative comparable sales, reflecting negative comparable guest counts amid ongoing broad-based challenges, including sustained competitive activity.

•
Europe: The constant currency results for the quarter and year reflected a benefit from expansion, primarily in Russia, and positive comparable sales in the U.K, mostly offset by negative comparable sales in Russia and refranchising in Germany. In addition, the quarter was impacted by negative comparable sales in France, while the year was impacted by negative comparable sales in Germany.

•
APMEA: The constant currency decrease for the quarter and year were driven by negative comparable sales primarily due to the impact of the supplier issue in China and Japan. Results for both periods benefited from expansion, partly offset by refranchising in Australia. The quarter also benefited from positive comparable sales in Australia.

Comparable sales is a key performance indicator used within the retail industry and is reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix.
COMPARABLE SALES AND GUEST COUNTS

	Comparable Sales						Comparable Guest Counts
	Increase/ (Decrease)						Increase/ (Decrease)**
	Months Ended		Quarters Ended		Years Ended		Years Ended
	December 31,*		December 31,		December 31,		December 31,
	2014	2013	2014	2013	2014	2013	2014	2013
U.S.	0.4%	(3.8)%	(1.7)%	(1.4)%	(2.1)%	(0.2)%	(4.1)%	(1.6)%
Europe	(0.6)	0.5	(1.1)	1.0	(0.6)	0.0	(2.2)	(1.5)
APMEA	(6.2)	(2.1)	(4.8)	(2.4)	(3.3)	(1.9)	(4.7)	(3.8)
Other Countries & Corporate	11.4	5.8	10.4	6.9	6.6	7.0	(1.5)	0.4
Total	(0.1)%	(1.2)%	(0.9)%	(0.1)%	(1.0)%	0.2%	(3.6)%	(1.9)%

*
The number of weekdays and weekend days can impact reported comparable sales and guest counts. The calendar shift/trading day adjustment varied by area of the world, ranging from (1.1%) to 0.4% in December 2014. In addition, the timing of holidays can impact comparable sales.

**
Comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed. In Europe, Germany and Russia had the most significant impact on the comparable guest count decline. In APMEA, Japan and China accounted for most of the decline in comparable guest count performance, including the impact of the supplier issue.

The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
SYSTEMWIDE SALES

	Month Ended		Quarter Ended		Year Ended
	December 31, 2014		December 31, 2014		December 31, 2014
	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	(Decrease)	Inc/ (Dec) Excluding Currency Translation	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	1%	1%	(1)%	(1)%	(1)%	(1)%
Europe	(10)	2	(8)	1	1	2
APMEA	(9)	(2)	(7)	(1)	(3)	1
Other Countries & Corporate	(10)	14	(9)	14	(7)	10
Total	(5)%	2%	(5)%	1%	(2)%	1%

FRANCHISED SALES
Dollars in millions

Quarters Ended December 31,	2014	2013	(Decrease)	Inc/ (Dec) Excluding Currency Translation
U.S.	$7,724.2	$7,754.0	0%	0%
Europe	4,382.4	4,609.9	(5)	3
APMEA	2,963.9	3,183.9	(7)	0
Other Countries & Corporate	1,970.3	2,157.8	(9)	15
Total*	$17,040.8	$17,705.6	(4)%	2%
Years Ended December 31,	2014	2013	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$31,095.7	$31,344.0	(1)%	(1)%
Europe	18,375.5	17,736.7	4	3
APMEA	12,309.4	12,758.5	(4)	2
Other Countries & Corporate	7,836.7	8,411.3	(7)	11
Total*	$69,617.3	$70,250.5	(1)%	2%

*
Sales from developmental licensed restaurants and foreign affiliated markets where the Company earns a royalty based on a percent of sales totaled $3,330.0 million and $3,777.7 million for the quarters 2014 and 2013, respectively, and $13,940.8 million and $15,013.4 million for the years 2014 and 2013, respectively. Results were negatively impacted by the supplier issue and the weaker Yen in Japan, and many weaker currencies in Latin America. The remaining balance of franchised sales is derived from conventional franchised restaurants where the Company earns rent and royalties based primarily on a percent of sales.

Restaurant Margins
FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS
Dollars in millions

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Quarters Ended December 31,	2014	2013	2014	2013	(Decrease)

Franchised
U.S.	82.6%	83.2%	$880.4	$895.5	(2)%	(2)%
Europe	77.8	78.0	609.7	645.7	(6)	2
APMEA	85.5	87.4	224.2	237.9	(6)	0
Other Countries & Corporate	85.5	85.8	139.8	148.1	(6)	13
Total	81.5%	82.0%	$1,854.1	$1,927.2	(4)%	1%
Company-operated
U.S.	17.2%	19.0%	$185.2	$211.4	(12)%	(12)%
Europe	17.6	19.4	314.8	406.7	(23)	(13)
APMEA	7.3	12.6	91.6	168.1	(45)	(42)
Other Countries & Corporate	15.4	15.0	28.4	29.4	(4)	4
Total	14.4%	17.2%	$620.0	$815.6	(24)%	(18)%

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Years Ended December 31,	2014	2013	2014	2013	Inc/ (Dec)

Franchised
U.S.	83.1%	83.6%	$3,572.2	$3,625.7	(1)%	(1)%
Europe	77.9	78.3	2,545.7	2,475.1	3	2
APMEA	85.6	87.7	901.8	922.9	(2)	3
Other Countries & Corporate	85.5	86.0	555.0	583.4	(5)	10
Total	81.7%	82.4%	$7,574.7	$7,607.1	0%	1%
Company-operated
U.S.	17.4%	18.4%	$756.1	$830.4	(9)%	(9)%
Europe	18.2	19.2	1,423.1	1,566.4	(9)	(7)
APMEA	11.1	14.2	584.7	770.7	(24)	(22)
Other Countries & Corporate	15.8	16.0	117.1	128.1	(9)	(2)
Total	15.9%	17.5%	$2,881.0	$3,295.6	(13)%	(11)%

•
Franchised: Franchised margin dollars decreased $73.1 million or 4% (increased 1% in constant currencies) for the quarter and decreased $32.4 million or 0% (increased 1% in constant currencies) for the year. These results reflected a benefit from expansion and refranchising, offset by negative comparable sales performance.

•	U.S.: The franchised margin percent decreased for the quarter and year primarily due to negative comparable sales and higher occupancy costs.

•	Europe: The franchised margin percent decreased for the quarter and year primarily due to the impact of refranchising and negative comparable sales.

•
APMEA: The franchised margin percent decreased for the quarter and year partly due to the negative impact of the supplier issue in Japan, which reduced Japan's favorable contribution to the segment's margin percent. In addition, higher occupancy costs and refranchising negatively impacted the margin percent. While refranchising may have a dilutive effect on the franchised margin percent, it results in higher franchised margin dollars.

•
Company-operated: Company-operated margin dollars decreased $195.6 million or 24% (18% in constant currencies) for the quarter and decreased $414.6 million or 13% (11% in constant currencies) for the year.

•
U.S.: The Company-operated margin percent decreased for the quarter and year due to the impact of negative comparable guest counts and higher commodity and labor costs, partly offset by a higher average check. The quarter was also impacted by higher advertising and promotion costs.

•
Europe: The Company-operated margin percent decreased for the quarter and year, reflecting weaker results in Russia and Ukraine, as a challenging operating environment negatively impacted comparable sales performance and weaker currencies impacted imported commodity costs.

•	APMEA: The Company-operated margin percent decreased for the quarter and year primarily due to the negative impact of the supplier issue in China and certain other markets.

The following table presents Company-operated restaurant margin components as a percent of sales.
CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

	Quarters Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Food & paper	34.1%	33.6%	33.7%	33.7%
Payroll & employee benefits	26.4	25.6	26.2	25.6
Occupancy & other operating expenses	25.1	23.6	24.2	23.2
Total expenses	85.6%	82.8%	84.1%	82.5%
Company-operated margins	14.4%	17.2%	15.9%	17.5%

Selling, General & Administrative Expenses
SELLING, GENERAL & ADMINISTRATIVE EXPENSES
Dollars in millions

Years Ended December 31,	2014	2013	Inc	Inc Excluding Currency Translation
U.S.	$772.3	$740.0	4%	4%
Europe	740.9	703.1	5	6
APMEA	386.8	355.3	9	11
Other Countries & Corporate	587.9	587.2	0	1
Total	$2,487.9	$2,385.6	4%	5%

•
Selling, general and administrative expenses increased $102.3 million or 4% (5% in constant currencies) for the year primarily due to higher employee and other costs, the 2014 Winter Olympics and the Worldwide Owner/Operator Convention, partly offset by a reduction in incentive-based compensation.

•	For the year, selling, general and administrative expenses as a percent of revenues was 9.1% for 2014 and 8.5% for 2013, and as a percent of Systemwide sales was 2.8% for 2014 and 2.7% for 2013.

Other Operating (Income) Expense, Net
OTHER OPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Gains on sales of restaurant businesses	$(60.4)	$(69.9)	$(137.4)	$(199.4)
Equity in earnings of unconsolidated affiliates	14.6	(11.0)	8.9	(78.2)
Asset dispositions and other (income) expense, net	105.7	(4.5)	147.1	30.4
Total	$59.9	$(85.4)	$18.6	$(247.2)

•	Gains on sales of restaurant businesses decreased for the year, primarily in Australia, China and the U.S.

•	Equity in earnings of unconsolidated affiliates decreased for the quarter and year due to weaker operating performance in Japan, primarily attributable to the supplier issue.

•
Asset dispositions and other expense increased for the quarter and year, primarily due to higher asset write-offs and lower other income items in the U.S., and charges related to the supplier issue in China.

Operating Income
OPERATING INCOME
Dollars in millions

Quarters Ended December 31,	2014	2013	(Decrease)	(Decrease) Excluding Currency Translation
U.S.	$806.8	$945.0	(15)%	(15)%
Europe	747.9	867.3	(14)	(6)
APMEA	195.1	351.3	(44)	(40)
Other Countries & Corporate	1.9	36.8	(95)	(18)
Total	$1,751.7	$2,200.4	(20)%	(15)%
Years Ended December 31,	2014	2013	(Decrease)	Inc/ (Dec) Excluding Currency Translation
U.S.	$3,522.5	$3,779.3	(7)%	(7)%
Europe	3,280.2	3,370.6	(3)	(2)
APMEA	1,066.4	1,479.7	(28)	(25)
Other Countries & Corporate	80.1	134.7	(40)	24
Total	$7,949.2	$8,764.3	(9)%	(8)%

•	Operating Income: Operating income decreased $448.7 million or 20% (15% in constant currencies) for the quarter and decreased $815.1 million or 9% (8% in constant currencies) for the year.

•	U.S.: Operating income for the quarter and year decreased due to lower restaurant margin dollars, lower other operating income and higher selling, general and administrative expenses.

•
Europe: Constant currency operating income for the quarter and year decreased primarily due to lower Company-operated margin dollars in Russia and Ukraine, partly offset by higher franchised margin dollars. The year was also negatively impacted by selling, general and administrative expenses associated with the 2014 Winter Olympics.

•
APMEA: Constant currency operating income for the quarter and year decreased primarily due to the supplier issue impacting results in China, Japan and certain other markets by an estimated $110 million for the quarter and $290 million for the year.

Combined Operating Margin: Combined operating margin is defined as operating income as a percent of total revenues. Combined operating margin was 29.0% and 31.2% for the year 2014 and 2013, respectively.

Interest Expense

•	Interest expense increased 11% (13% in constant currencies) for the quarter and increased 9% (9% in constant currencies) for the year, primarily due to higher average debt balances.

Nonoperating (Income) Expense, Net
NONOPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Interest income	$(3.4)	$(4.7)	$(19.7)	$(15.2)
Foreign currency and hedging activity	8.3	(1.8)	19.7	8.0
Other (income) expense, net	2.9	18.2	6.7	45.1
Total	$7.8	$11.7	$6.7	$37.9

Income Taxes

•	The effective income tax rate was 31.2% and 32.0% for the quarters 2014 and 2013, respectively, and 35.5% and 31.9% for the years 2014 and 2013, respectively.

•
The higher effective income tax rate for the year was primarily due to a change in tax reserves for 2003-2010 resulting from an unfavorable lower tax court ruling in a foreign tax jurisdiction, as well as the impact of changes in tax reserves related to audit progression in multiple foreign tax jurisdictions. Excluding these items, the effective income tax rate would have been 31.4%.

•
The 2013 effective income tax rate for the year included a tax benefit of nearly $50 million, reflecting the retroactive impact of certain tax benefits as a result of the American Taxpayer Relief Act of 2012.

Outlook
The Company currently expects pressures on operating performance to persist as the Company continues to face meaningful headwinds, particularly in the first half of the year.
While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company's future results.

•
Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add approximately 2 percentage points to 2015 Systemwide sales growth (in constant currencies), most of which will be due to the 829 net restaurants (981 net traditional openings less 152 net satellite closings) added in 2014.

•
The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point change in comparable sales for either the U.S. or Europe would change annual diluted earnings per share by about 4 cents.

•
With about 75% of McDonald's grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company's commodity costs. For the full year 2015, the total basket of goods cost is expected to increase 1.5%-2.5% in the U.S. and Europe.

•
The Company expects full-year 2015 selling, general and administrative expenses to increase approximately 7%-8% in constant currencies, primarily due to higher incentive-based compensation reflecting the impact of below target performance in 2014. Excluding the incremental incentive-based compensation, selling, general and administrative expenses would increase approximately 1%-2%, due to costs associated with expansion of McDonald's Experience of the Future global initiatives, including our digital strategy. Fluctuations between quarters may occur.

•	Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full-year 2015 to increase slightly compared with 2014.

•
A significant part of the Company's operating income is generated outside the U.S., and about 40% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 70% of the Company's operating income outside the U.S. If all four of these currencies moved by 10% in the same direction, the Company's annual diluted earnings per share would change by about 25 cents.

•
The Company expects the effective income tax rate for the full-year 2015 to be 31% to 33%. Some volatility may be experienced between the quarters resulting in a quarterly tax rate that is outside the annual range.

•
The Company expects capital expenditures for 2015 to be approximately $2.0 billion. About half of this amount will be used to open new restaurants. The Company expects to open more than 1,000 restaurants including about 450 restaurants in affiliated and developmental licensee markets where the Company does not fund any capital expenditures. The Company expects net additions of between 600-700 restaurants. The remaining capital will be used to reinvest in existing locations.

•
The Company returned $6.4 billion in 2014 to shareholders through dividends and share repurchases, in connection with our 3-year cash return target of $18-$20 billion for 2014 to 2016. This target is based on several ongoing factors, including the significant free cash flow generated from our operations, as well as the use of cash proceeds from debt additions and refranchising of at least 1,500 restaurants. During 2014, we refranchised over 400 restaurants.

Restaurant Information
SYSTEMWIDE RESTAURANTS

At December 31,	2014	2013	Inc/ (Dec)
U.S.*	14,350	14,278	72

Europe
Germany*	1,477	1,468	9
France	1,342	1,298	44
United Kingdom	1,241	1,222	19
Italy	510	480	30
Spain	481	461	20
Russia	486	413	73
Other	2,318	2,260	58
Total Europe	7,855	7,602	253

APMEA
Japan*	3,093	3,164	(71)
China	2,142	1,957	185
Australia	943	920	23
Taiwan	414	409	5
Other	3,753	3,468	285
Total APMEA	10,345	9,918	427

Other Countries & Corporate
Canada*	1,440	1,427	13
Brazil	865	812	53
Other	1,403	1,392	11
Total Other Countries & Corporate	3,708	3,631	77

Systemwide restaurants	36,258	35,429	829

Countries	119	119	0

*	Reflected the following satellites: At December 31, 2014 - U.S. 919, Germany 204, Japan 590, Canada 417; At December 31, 2013 - U.S. 973, Germany 195, Japan 677, Canada 428.

SYSTEMWIDE RESTAURANTS BY TYPE

At December 31,	2014	2013	Inc/ (Dec)
U.S.
Conventional franchised	12,836	12,739	97
Company-operated	1,514	1,539	(25)
Total U.S.	14,350	14,278	72

Europe
Conventional franchised	5,500	5,317	183
Developmental licensed	264	231	33
Total Franchised	5,764	5,548	216
Company-operated	2,091	2,054	37
Total Europe	7,855	7,602	253

APMEA
Conventional franchised	1,215	1,086	129
Developmental licensed	2,738	2,353	385
Foreign affiliated	3,542	3,589	(47)
Total Franchised	7,495	7,028	467
Company-operated	2,850	2,890	(40)
Total APMEA	10,345	9,918	427

Other Countries & Corporate
Conventional franchised	1,223	1,213	10
Developmental licensed	2,226	2,163	63
Total Franchised	3,449	3,376	73
Company-operated	259	255	4
Total Other Countries & Corporate	3,708	3,631	77

Systemwide
Conventional franchised	20,774	20,355	419
Developmental licensed	5,228	4,747	481
Foreign affiliated	3,542	3,589	(47)
Total Franchised	29,544	28,691	853
Company-operated	6,714	6,738	(24)
Total Systemwide	36,258	35,429	829

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements
The information in this report includes forward-looking statements about our plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.
Our business results are subject to a variety of risks. The most important of these is whether we can continue to evolve in today’s dynamic marketplace and enhance our relationship with our customers to become a more relevant and trusted brand. Meeting customer expectations is complicated by the risks inherent in our global operating environment. Ongoing broad-based challenges continue to pressure our operating and financial performance. In particular, in some of our major markets, IEO segments may remain stagnant or experience only modest growth, reflecting consumer caution and price sensitivity. There has also been sustained, intense competition from both traditional and non-traditional competitors in many markets. Further, certain menu, pricing and promotional decisions may continue to yield results below desired levels and could continue to negatively impact sales, guest counts and market share. We have the added challenge of differing cultural, regulatory and economic environments that exist within and among the more than 100 countries where McDonald’s restaurants operate. Our initiatives may not have universal appeal among different segments of our customer base and could drive unanticipated changes in customer perceptions and guest counts. Our operations, plans and results are also affected by many factors, including regulatory, tax and other initiatives around the world as described in this section.
The risks that can have an impact on the Company’s financial performance, both in the near- and long-term, are reflected in the following considerations and factors that we believe are most likely to affect our performance. In reviewing these risks, it is important to understand the Company’s business model. The Company’s restaurant margins arise from two sources: Company-operated restaurants and franchised restaurants. As it relates to our Company-operated restaurants, our business model is built around growing comparable sales to realize margin leverage. During periods when comparable sales performance is muted, our ability to grow margins and income is significantly impacted. Our franchisees manage their businesses independently, and therefore are responsible for the operation of their restaurants. The margins the Company realizes from franchised restaurants are largely dependent on the ability of our franchisees to grow their sales and many of the factors described in this section will likely have a negative impact on franchised margins as well. Although the Company’s reported results do not include franchisee profits, their financial viability is important to our success as it enables franchisees to effectively deliver the McDonald’s experience.
Our ability to become a more relevant and trusted brand and to increase sales and profits depends largely on how well we execute the Plan to Win and our global growth priorities.
The Plan to Win aligns the McDonald’s System (which represents the Company, its franchisees and suppliers) around the four strategic growth priorities that represent our greatest opportunities to drive results - serving our customers’ favorite food and drinks, creating memorable experiences, offering unparalleled convenience, and being a more trusted brand. The Plan to Win framework also keeps us focused on execution across all of our key initiatives through a common, integrated approach to people, products, place, price and promotion. The quality of our execution depends mainly on the following:

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Our System’s ability to anticipate and respond effectively to trends or other factors that affect the IEO segment and our competitive position in the diverse markets we serve, such as spending patterns, demographic changes, trends in food preparation, consumer preferences and publicity about us, all of which can drive perceptions of our business or affect the willingness of other companies to enter into site, supply or other arrangements with us;

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Our System’s continued innovation in all aspects of the McDonald’s experience, including successful menu enhancements, to differentiate the McDonald’s experience in a way that balances value with margin levels;

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Our System’s ability to develop robust menu enhancements, and whether these will result in sales gains; our System’s ability to manage the complexity of our restaurant operations resulting from providing customers additional choices; our System’s ability to continuously adapt in order to deliver a locally-relevant experience in a highly competitive, value-driven operating environment; and our System’s ability to leverage promotional or operating successes across markets;

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The risks associated with our franchise business model, including whether our franchisees have the experience and financial resources to be effective operators and remain aligned with us on operating, promotional and capital-intensive initiatives, especially during periods of softer sales performance and the potential impact on us if they experience food safety or other operational problems or project a brand image inconsistent with our values, particularly if our contractual and other rights and remedies are limited, costly to exercise or subject to litigation;

•	Our ability to achieve the benefits of our stated refranchising goals, which will depend on various factors and whether the resulting ownership mix supports our financial objectives;

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The success of our System’s tiered approach to menu offerings and the impact of changes we may make to our value menu, which has been and will continue to be an important component of our System’s overall menu strategy; the impact of pricing, product, marketing and promotional plans on sales and margins; and our System’s ability to adjust these plans to respond quickly to changing economic and competitive conditions;

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Our System’s ability to meet expectations for quality food served in clean and friendly environments by motivating McDonald’s restaurant personnel and our franchisees to achieve consistency and high service levels;

•	Our System’s ability to drive restaurant improvements that achieve optimal capacity, particularly during peak mealtime hours;

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Our System’s ability to respond effectively to adverse perceptions about the quick-service category of the IEO segment or about our food (including its nutritional content and preparation), promotions and premiums, such as Happy Meal toys (collectively, our “products”), how we source the commodities we use, and our ability to manage the potential impact on McDonald’s of food-borne illnesses and food or product safety issues (such as the supplier issue in China);

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Our System’s plans for restaurant reimaging and rebuilding, and whether we are able to identify and develop restaurant sites consistent with our System’s plans for net growth of System-wide restaurants and achieve our sales and profitability targets;

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Whether we will be able to develop and execute a compelling global digital offering in the future that will enhance customer engagement, and whether competitor loyalty initiatives will impact our ability to attract customers, particularly as these initiatives become established and customer acquisition costs (i.e., switching costs) increase;

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The success of our sustainability initiatives to support our brand ambition of good food, good people and good neighbor, which will require System-wide coordination and alignment, and whether we will be effective in achieving our stated sustainability goals and addressing these and other matters of social responsibility in a way that inspires trust and confidence;

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The costs and risks associated with our System’s increasing reliance on technological and digital systems (e.g., point-of-sale and other in-store systems or platforms) that support our System-wide restaurants; the risk that we will not fully realize the benefits of the significant investments we are making to enhance the customer experience; the potential for technology system performance failures; security breaches involving our systems or those of third party providers, including access by hackers which could result in disclosure or theft of our financial or business information or our customers’ or employees’ information, any of which could cause adverse publicity, loss of consumer confidence and reduced sales and profits; legal risks associated with data collection, protection and management, in particular as it relates to information we collect when we provide technology-related services to franchisees; and litigation risk involving intellectual property rights;

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The impact of economic action, such as boycotts or protests, work stoppages, and supply chain interruptions (including due to lack of supply or price increases) that can adversely affect us or the suppliers, franchisees and others that are also part of the McDonald’s System and whose performance has a material impact on our results;

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The impact of campaigns by labor organizations and activists to promote adverse perceptions of the quick-service category of the IEO segment or our brand, management, suppliers or franchisees, or to promote or threaten specific economic action involving the industry, McDonald’s or our suppliers and franchisees; and

•	Our System’s ability to recruit and retain qualified personnel to manage our operations and growth.
Our results and financial condition are affected by global and local market conditions, and the prolonged challenging economic environment can be expected to continue to pressure our results.
Our results of operations are substantially affected by economic conditions, which can vary substantially by market. The current global environment has been characterized by weak economies and high unemployment rates. Many major economies, both advanced and developing, are still facing ongoing economic issues. In the U.S., these include concerns about the long-term direction of federal fiscal policies. In many European markets, consumer and business confidence and spending remain muted. Important markets in Asia have also been experiencing slower growth rates. Uncertainty about the long-term environment could derail any potential improvements in economic activity.
These conditions have pressured our performance, adversely affecting sales, guest counts and/or our market share in many markets, including some major markets. We are also facing sustained, intense competition from traditional competitors as well as an expanded set of other competitors, which include newer entrants into the fast-casual category and many non-traditional market participants, such as conventional retailers and coffee shops. To address this environment, we are intensifying our focus on increasing our relevance to drive guest counts through, among other things, menu, pricing and promotional actions. Certain of these actions can adversely affect our margin percent and therefore we expect that margins will remain under pressure. The key factors that can affect our operations, plans and results in this environment are the following:

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Whether our strategies will be effective in enabling market share gains, while at the same time enabling us to achieve our targeted operating income growth despite the current adverse economic conditions, intense competition and increasingly complex and costly advertising environment;

•	The effectiveness of our supply chain management to assure reliable and sufficient product supply, including on favorable terms;

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The impact on consumer disposable income levels and spending habits of governmental actions to manage national economic matters, whether through austerity or stimulus measures and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers;

•	The impact on restaurant sales and margins of ongoing commodity price volatility, and the effectiveness of pricing, hedging and other actions taken to address this environment;

•	The impact of the trend toward higher wages and social expenses on the margins of our Company-owned restaurants;

•	The impact of foreign exchange and interest rates on our financial condition and results;

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The challenges and uncertainties associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest, including the ongoing events in the Ukraine and Russia, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment;

•	The nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment charges that reduce our earnings; and

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The impact of changes in our debt levels or our results of operations on our credit ratings, interest expense, availability of acceptable counterparties, ability to obtain funding on favorable terms or our operating or financial flexibility, especially if lenders impose new operating or financial covenants.

Increasing legal and regulatory complexity will continue to affect our operations and results in material ways.
Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that could affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face and must manage are the following:

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The impact of new, potential or changing regulations that can affect our business plans, such as those relating to product packaging, marketing and the nutritional content and safety of our food and other products, as well as the risks and costs of our labeling and other disclosure practices, particularly given varying legal requirements and practices for testing and disclosure within our industry, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of information from third-party suppliers;

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The cost, compliance and other risks associated with the often conflicting and highly prescriptive regulations we face, including where inconsistent standards imposed by governmental authorities can adversely affect our business and increase our exposure to litigation or governmental investigations or proceedings;

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The impact of nutritional, health and other scientific studies and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive popular opinion, litigation and regulation (including initiatives intended to drive consumer behavior) in ways that could be material to our business;

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The impact of litigation trends, particularly in our major markets, including class actions, administrative proceedings, employment and personal injury claims, litigation with or involving our relationship with franchisees and the legal distinction between our franchisees and us for employment law purposes, landlord/tenant disputes and intellectual property claims (including often aggressive or opportunistic attempts to enforce patents used in information technology systems); the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings; the cost and other effects of settlements or judgments, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products; and the scope and terms of insurance or indemnification protections that we may have;

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Adverse results of pending or future litigation, including litigation challenging the composition and preparation of our products, or the appropriateness or accuracy of our marketing or other communication practices;

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The risks and costs to us, our franchisees and our supply chain of the effects of climate change, greenhouse gases, energy and water resources, as well as the increased public focus, including by governmental and non-governmental organizations, on these and other environmental sustainability matters (e.g., packaging and waste, animal health and welfare, deforestation and land use) and the increased pressure to make commitments, set targets or establish additional goals and take actions to meet them, which could expose the Company to market, operational and execution costs or risks, particularly when actions are undertaken System-wide;

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The increasing focus on workplace practices and conditions and costs and other effects of compliance with U.S. and overseas regulations affecting the Company’s workforce (both Company staff and employees working in our Company-owned restaurants), including those relating to wage and hour, healthcare, immigration, retirement and other employee benefits and unlawful workplace discrimination, and our potential exposure to reputational and other harm regarding our workplace practices or conditions or those of our independent franchisees or suppliers (or perceptions thereof);

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Disruptions in our operations or price volatility in a market that can result from governmental actions, such as price, foreign exchange or import-export controls, increased tariffs, government-mandated closure of our or our suppliers’ operations and asset seizures; the cost and disruption of responding to governmental investigations or proceedings, whether or not they have merit; and the effectiveness of our strategies and brand-building initiatives to reduce our exposure to such governmental actions;

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The legal and compliance risks and costs associated with privacy, data protection and similar laws, the potential costs (including the loss of consumer confidence) arising from alleged security breaches of information systems, and the risk of resulting criminal penalties or civil liability related to such breaches;

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The impact on our operations of tax and other regulations affecting capital flows, financial markets or financial institutions, which can limit our ability to manage and deploy our liquidity or increase our funding costs; and

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The impact of changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, changes in tax accounting or tax laws (or related authoritative interpretations), particularly if corporate tax reform becomes a key component of budgetary initiatives in the United States and elsewhere, and the impact of settlements of pending or any future adjustments proposed by the IRS or other taxing authorities in connection with our tax audits, all of which will depend on their timing, nature and scope.

Trading volatility and price of our common stock may be affected by many factors.
Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these, some of which are outside our control, are the following:

•	The continuing unpredictable global economic and market conditions;

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Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the United States which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

•	Changes in financial or tax reporting and accounting principles or practices that materially affect our reported financial condition and results and investor perceptions of our performance;

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Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can be affected by market commentary (including commentary that may be unreliable or incomplete); unauthorized disclosures about our performance, plans or expectations about our business; our actual performance and creditworthiness; investor confidence generally; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•	The impact of our stock repurchase program or dividend rate; and

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The impact on our results of other corporate actions, such as those we may take from time to time as part of our continuous review of our corporate structure in light of business, legal and tax considerations.

Our results and prospects can be adversely affected by events such as severe weather conditions, natural disasters, hostilities and social unrest, among others.
Severe weather conditions, natural disasters, hostilities and social unrest, terrorist activities, health epidemics or pandemics (or expectations about them) can adversely affect consumer spending and confidence levels or other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.